Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-57648, 33-81064, 333-15679, 333-33885, 333-47536, 333-47538 and 333-88387 on Form S-8 of our reports dated May 14, 2009, relating to the consolidated financial statements and financial statement schedule of Material Sciences Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption on March 1, 2007, of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109) and the effectiveness of Material Sciences Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Material Sciences Corporation for the year ended February 28, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

May 14, 2009

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